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Exhibit 3.11

CERTIFICATE OF FORMATION

OF

REFCO EDUCATIONAL SERVICES, LLC

        1.     The name of the limited liability company is Refco Educational Services, LLC.

        2.     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        3.     The membership interests of the limited liability company are, and shall be deemed, "securities" for purposes of the Uniform Commercial Code.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Refco Educational Services, LLC this 11th day of July, 2000.

By:	/s/ JOSEPH P. COLLINS Name: Joseph P. Collins Title: Authorized Person

CERTIFICATE OF AMENDMENT

OF

REFCO EDUCATIONAL SERVICES, LLC

1.
The name of the limited liability company is Refco Educational Services, LLC (the "Company").

2.
The Certificate of Formation of the Company shall be amended as follows:

  Section 1. of the Certificate of Formation is amended in its entirety to read as follows:

  "1. The name of the limited liability company is Market Educational Institute, LLC."

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Refco Educational Services, LLC this 24th day of October, 2002.

REFCO EDUCATIONAL SERVICES, LLC
By:	/s/ JOSEPH P. COLLINS Name: Joseph P. Collins Title: Authorized Person

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  Exhibit 3.11